Exhibit 99.77K

Sub-Item 77K: Changes in registrants certifying accountants

Effective January 29, 2014, the Board of Trustees of the Trust appointed Cohen Fund Audit Services as principal accountants for each Asset Management Fund in the Trust for the fiscal year ending October 31, 2014.

The audit reports of PricewaterhouseCoopers LLP (“PwC”) on the financial statements as of and for the fiscal years ended October 31, 2013 and October 31, 2012 for each Asset Management Fund did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended October 31, 2013 and October 31, 2012 and through the period November 1, 2013 through January 30, 2014 for each Fund there were no (1) disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreements, or (2) reportable events.

During the fiscal years ended October 31, 2013 and October 31, 2012 and through the period November 1, 2013 through January 30, 2014 for each Fund, neither the Registrant nor anyone on its behalf consulted Cohen Fund Audit Services concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements or (ii) the subject of a disagreement (as defined in paragraph (a)(1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).

The Registrant has requested PwC to furnish it with a letter addressed to the Securities and Exchange Commission stating whether PWC agrees with the statements contained above. A copy of the letter from PwC to the Securities and Exchange Commission is filed as an exhibit hereto.